    As Filed with the Securities and Exchange Commission on February 10, 2003

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                        INTEGRATED CIRCUIT SYSTEMS, INC.
               (Exact Name of Registrant as Specified in Charter)

         PENNSYLVANIA                              23-2000174
 (State or Other Jurisdiction of     (I.R.S. Employer Identification Number)
 Incorporation or Organization)

                         2435 Boulevard of the Generals
                            Norristown, PA 19403-3661
                                 (610) 630-5300
                        (Address, including zip code, and
                    telephone number, including area code, of
                    Registrant's principal executive offices)

                      2002 EMPLOYEES' EQUITY INCENTIVE PLAN
                            (Full title of the plan)

                                   Hock E. Tan
                      President and Chief Executive Officer
                         2435 Boulevard of the Generals
                            Norristown, PA 19403-3661
                     (Name and address of agent for service)

                                 (610) 630-5300
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                             Robert A. Friedel, Esq.
                               Pepper Hamilton LLP
                              3000 Two Logan Square
                            Eighteenth & Arch Streets
                           Philadelphia, PA 19103-2799

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                                Proposed             Proposed
      Title of shares          Amount       maximum offering    maximum aggregate      Amount of
     to be registered     to be registered   price per share    offering price (1)  registration fee
-----------------------------------------------------------------------------------------------------
       Common Stock        3,000,000 (2)       $20.00 (3)          $60,000,000         $5,520.00
     ($.01 par value)
=====================================================================================================

(1) Consists of shares purchasable upon exercise of outstanding options to purchase common stock.

(2) Consists of 3,000,000 shares issuable under the 2002 Employees' Equity Incentive Plan.

(3) Estimated pursuant to paragraph (h) of Rule 457 solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of shares of common stock on the Nasdaq National Market on February 4, 2003 with respect to the 3,000,000 shares subject to future grant under the Plan.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

          The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the "Commission"), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information.

          Integrated Circuit Systems, Inc. (the "Registrant") will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Integrated Circuit Systems, Inc., 2435 Boulevard of the Generals, Norristown, PA 19403-3661, Attention: Director of Legal Affairs; telephone number (610) 630-5300.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following documents which have been filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

          (a) The Registrant's Annual Report on Form 10-K for the Fiscal Year ended June 29, 2002.

          (b) The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2002.

          (c) The description of the Common Stock contained in the Company's Form 8-A filed March 27, 2000 with the Commission under the Securities Exchange Act of 1934 and including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to our Common Stock.

          All documents filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of Directors and Officers.

          The Registrant is incorporated under the laws of the Commonwealth of Pennsylvania. Sections 1741 through 1750 of Chapter 17, Subchapter D, of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

          Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification of expenses actually and reasonably incurred is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding.

          Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

          Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

          Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

          Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders of disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

          Section 1747 also grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.

          Section 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

          Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

          For information regarding provisions under which a director or officer of the Registrant may be insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, reference is made to Article VI of the Registrant's Bylaws, which provides in general that the Registrant shall indemnify its officers and directors to the fullest extent permitted by Pennsylvania law.

          It is the policy of the Registrant that indemnification of, and advancement of expenses to, directors and officers of the Registrant shall be made to the fullest extent permitted by law. The Registrant shall pay expenses incurred by an officer or director, and may pay expenses incurred by any other employee or agent, in defending a proceeding, in advance of the final disposition of such action or proceeding.

          The Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Bylaws or under any provision of the BCL or other applicable law.

          The Registrant currently provides insurance coverage to its directors and officers for up to $30 million.

          The Registrant also has Indemnification Agreements with its officers and directors. The Indemnification Agreements require that the Registrant advance to any covered officer or director the expenses to investigate, defend, settle or appeal any proceeding. The Indemnification Agreements also require the Registrant to maintain directors' and officers' liability insurance to cover actions of the officers and directors who are parties to the

Indemnification Agreement. Whether a claim against an officer or director should be indemnified by the Registrant can be decided, at the option of the officer or director, by an attorney or law firm which has no conflict of interest in the matter, or by the disinterested members of the Board of Directors. If the determination is made that the officer or director is not entitled to indemnification, the officer or director has the right to apply to the judicial system for a determination that he is entitled to indemnification. In the event of a change of control of the Registrant, an attorney or law firm which has no conflict of interest in the matter shall issue an opinion as to the right to indemnification of the officer or director. Alternatively, upon a change in control the officer or director may submit the question of indemnification to a panel of arbitrators.

          The Indemnification Agreements also prohibit a cause of action from being asserted against an officer or director who is a party to the agreement by the Registrant or a stockholder on behalf of the Registrant more than one year after the conduct of the officer or director that would give rise to liability. The Registrant shall not be required to indemnify an officer or director who settles a proceeding without the written consent of the Registrant. Indemnification of officers and directors from liability under the Securities Act of 1933 is unenforceable.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

        Exhibit No.    Description
        -----------    -----------

        4.1 Amended and Restated Articles of Incorporation of the Registrant (Incorporated herein by reference to Exhibit
                       3.1 to the Registrant's Form S-1, registration number 333-33318, as amended (the "2000 Form S-1")).

        4.2 Amended and Restated By-Laws of the Registrant (Incorporated herein by reference to Exhibit 3.2 to the 2000 Form S-1).

        4.3            2002 Employees' Equity Incentive Plan.

        5.1            Opinion of Pepper Hamilton LLP.

        23.1           Consent of PricewaterhouseCoopers LLP.

        23.2 Consent of Pepper Hamilton LLP (included in opinion filed as Exhibit 5.1).

        24.1    Power of Attorney (included on signature pages).

Item 9.   Undertakings.

          The undersigned Registrant hereby undertakes as follows:

          (a) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norristown, Commonwealth of Pennsylvania, on February 10, 2003.

                                  INTEGRATED CIRCUIT SYSTEMS, INC.


                                  By: /s/ Justine F. Lien
                                      --------------------------------
                                      Justine F. Lien
                                      Chief Financial Officer

                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Hock E. Tan and Justine F. Lien, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                                         Title                                 Date
            ---------                                         -----                                 ----
         /s/ Hock E. Tan                 President, Chief Executive Officer and Director      February 10, 2003
------------------------------------              (Principal Executive Officer)
           Hock E. Tan

       /s/ Justine F. Lien                 Vice President and Chief Financial Officer         February 10, 2003
------------------------------------             (Principal Financial Officer &
         Justine F. Lien                         Principal Accounting Officer)


     /s/ Lewis C. Eggebrecht                   Vice President and Chief Scientist             February 10, 2003
------------------------------------
       Lewis C. Eggebrecht

         /s/ Henry I. Boreen                Director         February 10, 2003
-----------------------------------
           Henry I. Boreen

          /s/ David Dominik                 Director         February 10, 2003
-----------------------------------
            David Dominik

        /s/ Michael A. Krupka               Director         February 10, 2003
-----------------------------------
          Michael A. Krupka

          /s/ Prescott Ashe                 Director         February 10, 2003
-----------------------------------
            Prescott Ashe

          /s/ John D. Howard                Director         January 28, 2003
-----------------------------------
            John D. Howard

         /s/ Nam P. Suh, Ph.D               Director         February 10, 2003
-----------------------------------
           Nam P. Suh, Ph.D

                                  EXHIBIT INDEX

4.3     2002 Employees' Equity Incentive Plan.

5.1     Opinion of Pepper Hamilton LLP.

23.1    Consent of PricewaterhouseCoopers LLP.

23.2    Consent of Pepper Hamilton LLP (included in Exhibit 5.1).

24.1    Power of Attorney (included on signature pages).